EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, as amended, of our report dated March 30, 2021 related to the consolidated financial statements of Neuropathix, Inc. as of December 31, 2020 and 2019, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about Neuropathix, Inc.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

Very truly yours,

/s/ dbbmckennon

San Diego, California

June 23, 2021